Exhibit 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL THIRD QUARTER 2006 RESULTS

-	Third Quarter Total Revenues Grew 1.7% -
-	Company Opens 5 New Restaurants -

INDIANAPOLIS, August 10, 2006/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the third quarter 2006 ended July 5, 2006.

Highlights of the fiscal third quarter include:
•	Total revenues increased 1.7% to $150.4 million
•	Net earnings were $7.3 million, including a $0.5 million after-tax impact of adopting SFAS 123R related to expensing stock-based awards issued to employees
•	Diluted earnings per share were $0.26, including a $0.02 impact of adopting SFAS No. 123R

Fiscal Third Quarter 2006 Results
Total revenues for the fiscal third quarter 2006 grew 1.7% to $150.4 million compared to the same quarter last year, while same-store sales declined 3.9%, driven by consumer trends impacting the restaurant industry.

Net earnings for the fiscal third quarter 2006 were $7.3 million, or $0.26 per diluted share, compared to $7.8 million, or $0.28 per diluted share, in the prior year period. The fiscal 2006 results include the impact of expensing stock options and shares purchased under the employee stock purchase plan as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). The Company recorded stock-based compensation expense of $0.5 million after-tax, or $0.02 per share in the current quarter.

Peter Dunn, President and Chief Executive Officer commented, “We continue to see the impact that high gas prices and rising interest rates are having on some of our customers’ spending habits. This impact was partially offset during the quarter by the launch of Bits n Pieces™ milk shakes nationally and frozen yogurt milk shakes in Florida. We remain focused on near term opportunities to overcome the current consumer challenge, while we continue to make progress on the strategic initiatives that will unlock the long term sales and earnings potential of Steak n Shake.”

As of July 5, 2006, there were 469 Steak n Shake restaurants operating in 20 states, including 415 Company-owned restaurants and 54 franchised units. During the quarter, the Company opened five new Company-owned restaurants in three states, and two new franchised units.

First Three Quarters Fiscal 2006 Results
For the first three quarters of fiscal year 2006, total revenues increased 5.5% to $486.8 million compared to $461.2 million in the prior year. Same store sales have decreased 1.7% during the first three quarters of 2006. Diluted earnings per share for the first three quarters of the year were $0.73 versus $0.77 in the prior year. The current year earnings include a $0.05 impact of the adoption of SFAS 123R.

Franchise Activity
The Company continues to make progress on franchising activities. Year to date the Company has opened five new franchised restaurants and has approved three new franchise areas, including Erie, PA., Richmond, VA., and Southeastern, KY.

On July 6, 2006, subsequent to the end of the 2006 fiscal third quarter, the Company acquired the assets of Creative Restaurants, Inc. The acquisition included eight Steak n Shake restaurants, located in the Louisville, Kentucky market, with average unit volumes of over $2.0 million. This acquisition provided an opportunity to acquire very successful restaurants in a market with further growth potential.

2006 Guidance
The Company reaffirmed diluted earnings per share guidance for the fiscal year 2006 in the range of $0.99 to $1.03, including $0.08 to $0.09 per diluted share impact from the adoption of SFAS 123R. The Company also reaffirmed same store sales of flat to down low single digits for the fiscal year. The Company also reiterated that it anticipates opening at least 26 Company-owned restaurants in fiscal year 2006. In addition, the Company will open six franchised restaurants.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time today. Hosting the call will be Peter M. Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (800) 819-9193, or for international callers, (913) 981-4911. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 8718147. The replay will be available until August 17, 2006.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER™ sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate”, “believe”, “expect”, “may”, “will”, and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: effectiveness of operating initiatives; changes in economic conditions; effectiveness of advertising and marketing initiatives; harsh weather conditions, primarily in the first and second quarters; availability and cost of qualified restaurant personnel; changes in consumer tastes; changes in consumer behavior based on publicity or concerns relating to food safety or food-borne illnesses; effectiveness of our expansion plans; changes in minimum wage rates; changes in food commodity prices; completion of merger or acquisitions and successful integration of those transactions; and changes in applicable accounting policies and practices. The foregoing list of important factors is not intended to be all-inclusive as other general market, industry, economic, and political factors may also impact our operations. Readers are cautioned not to place undue reliance on our forward-looking statements, as we assume no obligation to update forward-looking statements.

Contact: Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	TWELVE					FORTY
	WEEKS ENDED					WEEKS ENDED
(Amounts in $000's	7/5/2006		7/6/2005			7/5/2006		7/6/2005
except share and per share data)	(UNAUDITED)		(UNAUDITED	)		(UNAUDITED )		(UNAUDITED	)
Revenues
Net sales	$149,464	99.4%	$147,057		99.5%	$483,836	99.4%	$458,307		99.4%
Franchise fees	936	0.6%	797		0.5%	2,962	0.6%	2,897		0.6%
	150,400	100.0%	147,854		100.0%	486,798	100.0%	461,204		100.0%

Costs and Expenses
Cost of sales (1)	33,398	22.3%	34,224		23.3%	109,519	22.6%	107,009		23.3%
Restaurant operating costs (1)	73,928	49.5%	71,221		48.4%	242,002	50.0%	225,220		49.1%
General and administrative (2)	12,845	8.5%	11,464		7.8%	41,620	8.5%	37,006		8.0%
Depreciation and amortization	6,797	4.5%	6,365		4.3%	21,909	4.5%	20,228		4.4%
Marketing	6,854	4.6%	6,872		4.6%	21,860	4.5%	20,922		4.5%
Interest	2,532	1.7%	2,940		2.0%	8,425	1.7%	9,736		2.1%
Rent	2,945	2.0%	2,423		1.6%	9,352	1.9%	7,683		1.7%
Pre-opening costs	620	0.4%	901		0.6%	2,776	0.6%	2,165		0.5%
Provision for store closings	-	0.0%	-		0.0%	(103)	0.0%	-		0.0%
Other income, net	(588)	-0.4%	(364)		-0.2%	(1,682)	-0.3%	(1,456)		-0.3%
	139,331	92.6%	136,046		92.0%	455,678	93.6%	428,513		92.9%

Earnings Before Income Taxes	11,069	7.4%	11,808		8.0%	31,120	6.4%	32,691		7.1%

Income Taxes	3,754	2.5%	4,037		2.7%	10,615	2.2%	11,125		2.4%

Net Earnings	$7,315	4.9%	$7,771		5.3%	$20,505	4.2%	$21,566		4.7%

Net Earnings Per Common and Common Equivalent Share:
Basic	$0.26		$0.28			$0.74		$0.79
Diluted	$0.26		$0.28			$0.73		$0.77

Weighted Average Shares and Equivalents:
Basic	27,766,338		27,562,084			27,711,366		27,470,571
Diluted	28,060,885		28,102,280			28,021,871		28,028,675

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales.
(2) For the twelve and forty weeks ended July 5, 2006, general and administrative expenses include the incremental pre-tax impact related to the adoption of SFAS 123R of approximately $500 and $1,700, respectively.  The adoption had no impact on fiscal 2005 amounts.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	7/5/2006	9/28/2005
(Amounts in $000's)	(UNAUDITED)
Assets
Current assets	$25,838	$21,038
Property and equipment - net	482,704	439,620
Other assets	15,538	13,999

Total assets	$524,080	$474,657

Liabilities and Shareholders' Equity
Current liabilities	$81,203	$60,048
Deferred income taxes and credits	12,482	7,704
Obligations under capital leases	147,179	147,615
Senior note	5,221	6,315
Shareholders' equity	277,995	252,975

Total liabilities and shareholders' equity	$524,080	$474,657

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	FORTY
	WEEKS ENDED
	7/5/2006	7/6/2005
	(UNAUDITED)	(UNAUDITED)
(Amounts in $000's)
Net cash provided by operating activities	$52,343	$50,054
Net cash used in investing activities	(64,020)	(59,512)
Net cash provided by (used in) financing activities	12,377	(1,054)

Increase (Decrease) in Cash and Cash Equivalents	$700	$(10,512)